Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
VELOCITY TECHNOLOGY SOLUTIONS II, INC.
as the Buyer,
NETASPX, LLC
NETASPX ACQUISITION, INC.
NETWORK COMPUTING SERVICES, INC.
NCS HOLDING COMPANY
as the Sellers,
and
NAVISITE, INC.,
as the Parent
February 19, 2010

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of February 19, 2010 by and among (i) Velocity Technology Solutions II, Inc., a Delaware corporation (“Buyer”); (ii) NaviSite, Inc., a Delaware corporation (“Parent”); (iii) netASPx, LLC, a Delaware limited liability company (“netASPx”); (iv) netASPx Acquisition Inc., a Delaware corporation (“netASPx Acquisition”); (v) Network Computing Services, Inc., a Minnesota corporation (“Network”); and (vi) NCS Holding Company, a Minnesota corporation (“NCS”, and collectively with netASPx, netASPx Acquisition and Network, the “Sellers” and each, a “Seller”).
     WHEREAS, Sellers own and operate the netASPx business, which is composed solely of the Lawson and Kronos application management and consulting business and the application management of and consulting with respect to ancillary software applications which provide additional functionality, features and/or benefits to the extent such ancillary software applications are used in conjunction with Lawson and/or Kronos applications (the “Business”);
     WHEREAS, Parent owns, beneficially and of record, directly or indirectly, as the case may be, 100% of the issued and outstanding stock, or membership interests, as the case may be, of each Seller;
     WHEREAS, certain of the assets of the Business are owned directly by Parent; and
     WHEREAS, Parent and each Seller desire to sell, and Buyer desires to buy, substantially all of the assets of Parent and each Seller solely related to the Business, on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I — PURCHASE AND SALE OF ASSETS; CLOSING
     Section 1.1. Purchase and Sale of Assets.
          (a) Except as otherwise provided below and subject to the terms and conditions of this Agreement, Parent and each Seller shall sell, convey, transfer, assign and deliver to Buyer at the Closing, free and clear of all Liens (as hereinafter defined), except for the Permitted Liens (as hereinafter defined), all of Parent’s and each Seller’s right, title and interest in, to and under the assets and properties of every kind, nature and description of Parent and each Seller primarily used in the conduct of the Business (all of such assets and properties being referred to herein as the “Purchased Assets”). The Purchased Assets shall include, but shall not be limited to, the following assets of Parent and any Seller:
               (i) all of the tangible personal property, machinery, equipment, tools, machine and electric parts, supplies, computers and peripheral equipment, appliances, office furniture and fixtures and vehicles, as set forth on Schedule 1.1(a)(i), that are owned or used by Parent or any Seller primarily in connection with the Business;

               (ii) all of the rights, tangible and intangible, of Parent and any Seller existing under the Contracts of Parent and each Seller relating primarily to the Business, all of which Contracts are listed on Schedule 1.1(a)(ii) attached hereto (collectively, the “Assumed Contracts”);
               (iii) all rights in and to any Permits required to conduct the Business and, to the extent assignable, all other Permits used primarily in connection with the Business, if any;
               (iv) all raw materials, work-in progress and finished-goods inventories, and all repair and replacement parts and materials, and all other parts and materials, used primarily in connection with the Business, including, without limitation, all inventories of computer program code (in all media) and materials and program documentation (collectively, the “Inventory”), and any and all rights to market and sell such Inventory;
               (v) all rights in and to any requirements, processes formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Parent or any Seller used primarily in connection with the Business;
               (vi) all Seller Intellectual Property and computer software (including object code and source code) and all related tools, know-how, trade secrets and documentation of Parent and each Seller used primarily in connection with or used by the Business, including, without limitation, those listed on Schedule 1.1(a)(vi);
               (vii) all rights in and to the customer lists, parts lists, vendor lists, promotion lists, marketing data and other compilations of names and data of Parent and each Seller developed primarily in connection with, and relating primarily to, the Business, and which shall be delivered by or on behalf of Parent and each Seller to Buyer at or prior to the Closing;
               (viii) all of Parent’s and each Seller’s rights in and to the computer software programs (including software licensed to Parent or any Seller) used primarily in connection with the Business or developed or under development by, or on behalf of, Parent and any Seller primarily in connection with the Business, including, without limitation, those identified on Schedule 1.1(a)(viii), including the source code and object code for such software, and all technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials in any and all languages, in each case to the extent that Parent or any Seller possesses and has a right to possess and transfer the same;
               (ix) solely with respect to the Business, all accounts and notes receivable (the “Accounts Receivable”), negotiable instruments of or made payable to Parent or any Seller, advanced payments, claims for refunds and deposits and other prepaid items of Parent or any Seller, including all security deposits made by Parent or any Seller pursuant to any vendor contracts, including, without limitation, those identified on Schedule 1.1(a)(ix);

               (x) all Governmental Approvals (as defined herein) issued primarily in connection with the Business, and all pending applications therefor;
               (xi) all causes of action, claims, suits, proceedings, judgments or demands, of whatsoever nature, rights to insurance proceeds and other similar claims, of or held by Parent or any Seller against any third parties, primarily with respect to or arising from the Business;
               (xii) copies of all books, and all files, papers, agreements, correspondence, databases, information systems, programs, software, historical logs, operating guides and manuals, documents, records and documentation thereof primarily related to any of the Purchased Assets or the Assumed Obligations, or used in the conduct of the Business, on whatever medium, but only if primarily related to the Business;
               (xiii) all of Parent’s or any Seller’s goodwill primarily associated with the Business and the Purchased Assets; and
               (xiv) all other assets, properties, rights and claims primarily related to the operations or conduct of the Business or which arise primarily in or from the conduct thereof.
          (b) Notwithstanding the foregoing, Parent and each Seller shall not transfer to Buyer, and the Purchased Assets shall not include, (i) the articles of organization, operating agreements, minute books, record books, tax identification numbers, and other organizational documents of Parent or any Seller; (ii) Parent’s or any Seller’s rights under this Agreement and any other agreement, document or instrument entered into pursuant to this Agreement; (iii) net operating losses, cash and cash equivalents of Parent or any Seller (other than security and other deposits and prepaid fees and expenses and other advances maintained for use in the Business); (iv) any equity securities issued by a Seller or any other party to Parent or any Seller; and (v) any of the assets listed on Schedule 1.1(b) (collectively, the “Excluded Assets”).
          (c) As used herein, “Liens” mean liens, rights or options of any third party to acquire assets, security interests, mortgages, encumbrances and restrictions of any kind. As used herein, "Permitted Liens” means (i) such imperfections of title, easements or Liens which do not materially impair the current use of the Purchased Assets, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for taxes not yet due and payable, or being contested in good faith and (iv) the Liens listed on Schedule 1.1(c).
     Section 1.2. Consideration.
          (a) As consideration for the sale to Buyer of the Purchased Assets, Buyer shall pay to Parent and the Sellers the Purchase Price. “Purchase Price” shall mean: an amount of cash equal to Fifty-Six Million Dollars ($56,000,000) (the “Cash Amount”) as adjusted pursuant to Section 1.2(c) and Section 1.2(d). Buyer shall pay the Cash Amount as adjusted pursuant to Section 1.2(c), less the Escrow Amount (as defined herein) to Parent and the Sellers at Closing by wire transfer of immediately available funds to the bank account or bank accounts specified by the Parent in writing (the “Closing Payment”).

          (b) As security for the indemnification obligations of Parent and Sellers set forth in this Agreement, at the Closing, Buyer shall retain from the Cash Amount otherwise deliverable pursuant to Section 1.2(a) an amount of cash equal to Four Million Dollars ($4,000,000) (collectively, the “Escrow Amount”) and deposit Two Million Dollars ($2,000,000) of such Escrow Amount in escrow (the “Escrow”) at the Closing pursuant to the terms of the Escrow Agreement to be entered into (the “Escrow Agreement”), such amounts to be held in Escrow for six months from the Closing Date, and the remaining Two Million Dollars ($2,000,000) (the “Holdback”)to be paid by Buyer, as follows:
•	starting on April 1, 2010 and continuing until January 3, 2011 (the first Business Day of 2011), and continuing on the first Business Day of each month thereafter until paid in full ($2,000,000 total), $200,000 per month shall be paid by Buyer into the Escrow (which shall become part of the Escrow, such amounts to be held in Escrow until 12 months from the Closing Date (unless earlier released in accordance with this Agreement));

•	in the event a monthly payment of the Holdback is not paid into Escrow by the 15th day of a calendar month, Parent may provide written notice thereof (including via email to the Chief Executive Officer or the Chief Financial Officer of Buyer) at which point Buyer shall have a 15-day period to make the payment into Escrow (the “Cure Period”);

•	in the event Buyer fails to make a monthly payment of the Holdback into Escrow prior to the expiration of the Cure Period, then the following shall occur automatically:
•	all remaining installments of the Holdback shall accelerate in full and become immediately due and payable to Parent;

•	all funds then held in Escrow shall immediately be released to Parent (net of any amounts subject to indemnification claims made by Buyer pursuant to Article VI hereto that are then outstanding and unresolved or disputed);

•	Parent may serve written notice to the Chief Executive Officer or the Chief Financial Officer of Buyer (including via email) that it will terminate the provision of all services under the Transition Services Agreement if Buyer fails to cure its default in making the monthly payment of the Holdback to Parent prior to the end of the tenth day thereafter, and if Buyer fails to make such payment(s) prior to the expiration of such ten (10) day period, Parent and each of the Sellers shall be permitted, without liability or obligation of Parent or any Seller of any kind, nature or amount under the Transition Service Agreement or otherwise, to terminate the provision of all additional services under the Transition Services Agreement;

•	Parent and the Sellers shall be permitted to exercise any and all legal rights and remedies to collect from Buyer any portion of the Holdback that has not previously been paid by Buyer, plus Parent and Seller shall be entitled to seek and collect all legal fees, expenses and other costs incurred in connection with such collection efforts and activities.
          (c) Working Capital Adjustment.
               (i) “Net Working Capital” shall mean the amount calculated as of the Closing equal to the following: (A) the total amount of all Accounts Receivable, net of the applicable reserve for doubtful accounts (as such reserve is reflected on the 2009 Balance Sheet) of the Business increased by the amount of all negotiable instruments of or made payable to Parent or any Seller, advanced payments, claims for refunds and deposits and other prepaid items by Parent or any Seller, and all security deposits made by Parent or any Seller pursuant to any vendor contracts, but only to the extent acquired by Buyer, less (B) the total amount of all Assumed Liabilities (as defined herein) of the Business assumed by Buyer (the “Liability Value”), determined in each case in accordance with GAAP.
               (ii) One Business Day prior to the expected Closing Date, Parent and the Sellers shall deliver to Buyer their determination, calculated in good faith and setting forth all details of such calculation, of the estimated Net Working Capital as of the Closing (the “Estimated Net Working Capital Calculation”) in accordance with GAAP and consistent with the accounting methods used in the unaudited summary of selected balance sheet accounts of the Business as of December 31, 2009 (the “2009 Balance Sheet”). If (A) the Estimated Net Working Capital Calculation is less than $1,000,000, then the amount of the discrepancy shall be deducted from the Cash Amount otherwise payable on the Closing Date by Buyer to Parent and the Sellers, or (B) the Estimated Net Working Capital Calculation exceeds $1,000,000, then the amount of such excess shall be added to the Cash Amount payable on the Closing Date by Buyer to Parent and the Sellers.
               (iii) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Parent and the Sellers a final calculation of the Net Working Capital as of the Closing in accordance with GAAP (the “Final Net Working Capital Calculation”). Buyer, on the one hand, and Parent and each Seller, on the other hand, shall provide the other and their respective representatives with reasonable access to such books and records relating to the Business through the Closing in order to permit such parties to analyze such calculation. If within fourteen (14) days following Parent’s and each Seller’s receipt of the Final Net Working Capital Calculation, neither Parent nor any Seller has provided Buyer with written objections to the Final Net Working Capital Calculation, then such calculation shall be binding and conclusive on the parties. If Parent or any Seller timely gives Buyer written notice of its objections to the Final Net Working Capital Calculation, Parent, each Seller and Buyer, and their respective representatives, shall attempt in good faith to agree upon the Net Working Capital as of the Closing. If Parent, each Seller and Buyer fail to resolve the issues raised by Parent’s or any Seller’s objections within ten (10) days of Buyer’s receipt of said objections, Parent, each Seller and Buyer shall submit their issues remaining in dispute to a mutually agreeable third party accounting firm (the "Independent Accountants”) for resolution by arbitration. If issues are submitted to the Independent Accountants for resolution, (A) Parent, each Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants and to the other parties such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants of the Net Working Capital as of the Closing, as set forth in a notice to be delivered to each of Parent, each Seller and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties; and (C) Parent and each Seller, on the one hand, and Buyer, on the other, shall pay 50% of the fees and costs of the Independent Accountants for such determination.
               (iv) If (A) the Final Net Working Capital Calculation is greater than the estimated Net Working Capital Calculation, then, within five (5) days of such determination, the amount of the discrepancy shall be paid by Buyer to Parent and the Sellers; or (B) the Final Net Working Capital Calculation is less than the Estimated Net Working Capital Calculation, then, within five (5) days of such determination, the amount of the discrepancy shall be paid by Parent and the Sellers to Buyer.
          (d) Accounts Receivable Adjustment. Buyer shall be entitled, in its sole discretion, to reassign and transfer to Parent and/or any Seller any Accounts Receivable net of the applicable reserve for doubtful accounts (as such reserve is reflected on the 2009 Balance Sheet) which have not been collected in full by one hundred twenty (120) days after the Closing Date (the "Uncollected Accounts Receivable”), and Parent and/or any such Seller shall be required to accept any such Uncollected Accounts Receivable which have been so reassigned and transferred, pursuant to and in accordance with the terms hereof; provided, however, that Buyer may only exercise its right to reassign and transfer such Accounts Receivable to Parent and/or any Seller between the 120th and the 150th day after the Closing Date and thereafter shall not have such right and Parent and the Sellers shall not be required to accept and reacquire any Uncollected Accounts Receivable. To the extent that the Uncollected Accounts Receivable exceed an aggregate of $25,000 (the “AR Adjustment”), and certain of the Uncollected Accounts Receivable is actually reassigned to Parent and/or any Seller pursuant to this paragraph (d), the Purchase Price, as may have been adjusted pursuant to the terms of this Agreement, shall be immediately reduced by an amount equal to the AR Adjustment, and Buyer shall be immediately entitled to payment of such AR Adjustment from the Escrow pursuant to the terms hereof and the Escrow Agreement. Notwithstanding anything to the contrary, Parent and the Sellers shall not be obligated to reacquire any Uncollected Accounts Receivable if after the Closing Date, (i) Buyer did not attempt, in good faith, with the type of efforts and with such diligence at least comparable to its general collection processes to collect such Uncollected Accounts Receivable or (ii) Buyer has written off as uncollectible or settled in any way or manner any Uncollected Accounts Receivable, except for write-offs in the Ordinary Course of Business and consistent with past practice, and no such customers have been released in whole or in part by the Buyer from paying the full value of its obligations to Buyer and Buyer has not agreed to do so, or no such Uncollected Account Receivable has been subordinated or assigned by the Buyer and the Buyer has not agreed to do so.

     Section 1.3. Assumption of Liabilities.
          (a) Subject to the terms and conditions of this Agreement, at the Closing, Parent and each Seller shall assign, and Buyer shall assume, only the Assumed Obligations. Without limiting the foregoing, except for the Assumed Obligations, Buyer shall not assume, undertake or accept, and shall have no responsibility with respect to issues arising from, obligations of Parent or any Seller with respect to the period prior to the Closing Date. For the purposes of this Agreement, the “Assumed Obligations” shall mean:
               (i) (x) all accounts payable and other assumed liabilities identified on Schedule 1.3(a)(x) (the “Accounts Payable”); (y) those liabilities arising prior to the Closing Date under the Assumed Contracts, which liabilities are identified on Schedule 1.3(a)(y) and (z) those liabilities set forth on Schedule 2.9 ((x), (y) and (z) collectively, the “Assumed Liabilities”); and
               (ii) those Liabilities arising after the Closing Date under the Assumed Contracts. For purposes of this Agreement, “Liabilities” shall include all debts, liabilities, commitments or obligations of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.
          (b) The Assumed Obligations shall not include, and Parent and each Seller covenant that Buyer shall not be liable or responsible for, any obligations or liabilities arising out of any act or omission of Parent or any Seller occurring prior to Closing under any Assumed Contract, regardless of when such liability or obligation is asserted. For the avoidance of all doubt, Assumed Obligations shall not include the Liabilities of Parent or any Seller under that certain Amended and Restated Credit Agreement, dated as of September 12, 2007, by and among Parent, certain of its subsidiaries, CIBC World Markets Corp., CIT Lending Services Corporation, Canadian Imperial Bank of Commerce, the lenders thereto and certain affiliated entities.
          (c) Except for the Assumed Obligations, Buyer shall not assume or perform, and Parent and each Seller shall remain responsible for any and all Liabilities of Parent and such Seller, whether known or unknown, and regardless of when such Liabilities arise or are asserted, including, without limitation, any obligations or liabilities of Parent and such Seller with respect to the following (all Liabilities other than Assumed Obligations shall be referred to herein as the “Excluded Liabilities”):
               (i) except as the parties may otherwise agree, any compensation or benefits payable to employees of Parent or any Seller (including without limitation any employees of Parent or any Seller offered employment by Buyer), including, but not limited to, any Liabilities arising under any employee pension or profit sharing plan or other employee benefit plan, any severance pay or other termination costs due to employees of Parent or any Seller (including without limitation any employees of Parent or any Seller offered employment by Buyer) or any of Parent’s or any Seller’s obligations to its employees (including without limitation any employees of Parent or any Seller offered employment by Buyer) for salaries and holiday and sick pay, accrued and unpaid as of the Closing Date;

               (ii) except as is otherwise provided in this Agreement, any and all Taxes which may become payable as a result of the transactions contemplated by this Agreement;
               (iii) injuries to or the death of any person, or any employee of Parent or any Seller, that (A) has occurred, prior to Closing, primarily in connection with the Business, or (B) has occurred prior hereto or may occur hereafter primarily in connection with any business other than the Business conducted, or any operations other than the operations of the Business, engaged in by Parent or any Seller, even if not discovered until after the Closing Date;
               (iv) all liens, claims and encumbrances on any of the Purchased Assets (other than the Permitted Liens assumed by Buyer) and all obligations and liabilities secured thereby;
               (v) all obligations of Parent and each Seller for borrowed money, or incurred in connection with the purchase or acquisition of any assets, and any obligations of a similar nature incurred by Parent or any Seller;
               (vi) any accounts or notes payable or similar indebtedness incurred by Parent or any Seller that are not related to the Business;
               (vii) any claims, demands, actions, suits, legal proceedings, obligations or liabilities arising from Parent’s or any Seller’s operation of the Business, including, but not limited to, those set forth on Schedule 1.3(c)(vii), or arising from any other business or operations of Parent or any Seller other than the Business, whether conducted prior to or after the Closing, whether such claims, demands, actions, suits, legal proceedings, obligations or liabilities are presently pending or threatened or are threatened or asserted at any time after the date hereof and whether before or after the Closing;
               (viii) fees payable to Parent’s or any Seller’s agents, brokers or representatives for strategic partnerings, or other transactions;
               (ix) any legal, accounting or other fees or expenses of Parent or any Seller relating to or arising from the transactions contemplated hereby; and
               (x) any amounts due to third-parties, as a result of any software audit of Parent and/or any Sellers performed prior to the date hereof.
     Section 1.4. Time and Place of Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be held at the offices of BRL Law Group LLC, 425 Boylston Street, Third Floor, Boston, Massachusetts 02116, upon execution of this Agreement. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”
ARTICLE II — REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS
     Except as set forth in the disclosure schedules delivered by the Parent and Sellers to Buyer on the date hereof, which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II (the “Seller Disclosure Schedules”), Parent and each Seller jointly and severally represent and warrant as of the date hereof to Buyer as follows:
     Section 2.1. Corporate Existence and Power. Parent and each Seller is a corporation duly incorporated or a limited liability company duly formed, as the case may be, validly existing and in good standing under the laws of its state of incorporation and/or state of formation. Parent and each Seller is duly qualified to do business as a foreign corporation and is in corporate and tax good standing in each other jurisdiction where the transaction of its business (including the Business) or the operation of its assets (including the Purchased Assets) requires such qualification, except where the lack of such qualification would not have, individually or in the aggregate, a Material Adverse Effect on Parent or any Seller, as applicable. Parent and each Seller have full corporate or, as applicable, limited liability power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted. Parent and each Seller has heretofore delivered to the Buyer true and complete copies of the certificates of incorporation and bylaws and/or certificate of formation and operating agreement of Parent and each Seller as currently in effect. Neither Parent nor any Seller is in violation of any of the provisions of its certificate of incorporation and bylaws and/or certificate of formation and operating agreement and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.
     Section 2.2. Authorization. Parent and each Seller have the requisite corporate power to execute, deliver and perform this Agreement and any Ancillary Agreements to which either is a party and the consummation by Parent and each Seller of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Parent and each Seller. This Agreement has been duly and validly executed and delivered by Parent and each Seller. This Agreement constitutes a valid and legally binding agreement of Parent and each Seller, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.
     Section 2.3. Governmental Authorization. The execution, delivery and performance by Parent and each Seller of this Agreement and any Ancillary Agreement to which either is a party and the consummation by Parent and each Seller of this Agreement and the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body, other than (i) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign and (ii) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent or any Seller or materially impair the ability of the Parent and each Seller to consummate this Agreement and the transactions contemplated hereby.
     Section 2.4. Noncontravention. Neither the execution and delivery of this Agreement or any other Ancillary Agreement to which the Parent or any Seller is party, nor the consummation of this Agreement and the transaction contemplated hereby, do or will (with or without notice or lapse of time) (i) conflict with or violate any provision of the charter, bylaws, operating agreement(s) or other governing documents of the Parent or any Seller, (ii) assuming the approvals set forth on Schedule 2.4 of the Seller Disclosure Schedules are obtained, result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any material right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, contract, approval, permit, lease, or other instrument or obligation to which the Parent or any Seller is a party (or result in the imposition of any Lien (other than Permitted Liens) upon any of its assets used primarily in connection with the Business), (iii) violate any Applicable Law or Order applicable to the Parent or any Seller, other than in the case of (iii) above, any violation, conflict, breach, default, acceleration, termination, modification, cancellation or notice that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent or any Seller, or (iv) cause Parent, any Seller or Buyer to become subject to, or to become liable for the payment of, any Tax, or cause any of the Purchased Assets to be reassessed or revalued by any Taxing Authority or Governmental Body.
     Section 2.5. Subsidiaries. Except as set forth on Schedule 2.5 of the Seller Disclosure Schedules, neither Parent nor any Seller owns any shares of capital stock or other securities of, or controls, directly or indirectly, any other Person that owns any assets of the Business.
     Section 2.6. Reserved.
     Section 2.7. Financial Statements.
          (a) Attached hereto as Schedule 2.7(a) of the Seller Disclosure Schedules are (i) the unaudited summary statement of operations of the Business for the fiscal years ended July 31, 2009, July 31, 2008 and the five months ended December 31, 2009, and (ii) the unaudited summary of selected balance sheet accounts of the Business as of July 31, 2009, and December 31, 2009 of the Sellers and their respective subsidiaries (collectively, the “Seller Financial Statements”).
          (b) Except as indicated in the Seller Financial Statements, the Seller Financial Statements (i) are true, accurate and complete in all material respects, (ii) are consistent with the books and records of the Sellers and their respective subsidiaries, (iii) were prepared in accordance with GAAP as of the dates or during the periods covered thereby (except, in the case of unaudited statements, for the absence of footnotes thereto and normal year end adjustments, the presentation of EBITDA and such statement of operations set forth in the Unaudited Financial Statements are limited to gross margin presentation only) and (iv) in the case of any balance sheet included in the Seller Financial Statements, fairly and accurately present, in all material respects, the consolidated financial position of Sellers and their subsidiaries as of the date thereof and, in the case of any income statement included in the Seller Financial Statements, fairly and accurately present, in all material respects, the consolidated results of operations, of Sellers and their subsidiaries for the periods then ended (subject, in the case of any unaudited Seller Financial Statements to normal year-end adjustments and other exceptions described in this paragraph (b)).

          (c) Schedule 2.7(c) of the Seller Disclosure Schedules sets forth an accurate, correct and complete breakdown and aging of the Accounts Payable (including to all suppliers) as of December 31, 2009.
          (d) Schedule 2.7(d) of the Seller Disclosure Schedules sets forth an accurate, correct and complete breakdown of all performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges as of December 31, 2009.
          (e) Schedule 2.7(e) of the Seller Disclosure Schedules sets forth an accurate, correct and complete breakdown and aging of the Accounts Receivable as of December 31, 2009.
     Section 2.8. Events Subsequent.
          (a) Except as set forth on Schedule 2.8(a) of the Seller Disclosure Schedules, since December 31, 2009 through the date hereof, there has not been, and no event or circumstance has occurred that could reasonably be expected to have, any Material Adverse Effect on Parent or any Seller, except for the transactions contemplated hereby, and Parent and each Seller have operated the Business only in the Ordinary Course of Business.
          (b) Except as set forth on Schedule 2.8(b) of the Seller Disclosure Schedules, since December 31, 2009 through the date hereof, there has not been any:
               (i) damage, destruction or other casualty, whether or not covered by insurance, materially affecting the Business or the Purchased Assets;
               (ii) material decrease in the value of any of the Purchased Assets, other than ordinary depreciation consistent with past practices;
               (iii) Lien imposed or created on any of the Purchased Assets;
               (iv) change in any of the accounting principles adopted by any Seller, or any change in any Seller’s accounting policies, procedures, practices or methods with respect to applying such principles;
               (v) transaction or commitment made, or Contract entered into, by Parent or any Seller, or assignment, termination, modification or amendment by Parent or any Seller of any Contract, in either case, primarily relating to the Business or the Purchased Assets, other than transactions, commitments, Contracts, assignments, terminations, modifications or amendments made in the Ordinary Course of Business;
               (vi) written notice or other written expression to Parent or any Seller of the non-renewal of any Material Contract or any party’s intention not to renew any Material Contract, or to the Knowledge of Parent or any Seller, notice or other written expression to Parent or any Seller of the non-renewal of any Assumed Contract (other than a Material Contract) or any party’s intention not to renew any Assumed Contract (other than a Material Contract);

               (vii) notice to Parent or any Seller that any Contract to which such Parent or any Seller was or is a party, and which relates primarily to the Business, has been breached, repudiated or terminated or will be breached, repudiated or terminated;
               (viii) sale or other disposition of assets used primarily with respect to the Business and that are owned, held or used by Parent or any Seller other than in the Ordinary Course of Business;
               (ix) cancellation, compromise, settlement, waiver or release primarily related to the Business by Parent or any Seller (x) other than in the Ordinary Course of Business of any Proceeding (or a series of related Proceedings) or (y) involving an amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate;
               (x) (A) increase in the compensation or fringe benefits of any present or former director, officer, employee or consultant of Parent or any Seller who works primarily for the Business (except for increases in salary or wages in the Ordinary Course of Business), (B) grant of any severance or termination pay to any present or former director, officer or employee of Parent or any Seller who works primarily for the Business, (C) establishment, adoption, entrance into, amendment or termination of any Employee Benefit Plan or collective bargaining agreement (other than as may be required by the terms of an existing Employee Benefit Plan or collective bargaining agreement, or as may be required by Applicable Law or in order to maintain its qualification under Sections 401 and 501 of the Code or to provide for the effects of Section 409A of the Code), or (D) grant of any equity or equity-based awards, in the case of each of clauses (A), (B), (C) or (D) above, other than in the Ordinary Course of Business or as may be required under Applicable Law; or
               (xi) agreement, whether in writing or otherwise, to do any of the foregoing.
     Section 2.9. No Undisclosed Liabilities. The Business does not have, and the Purchased Assets are not subject to, any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the Business or the ownership, possession or use of the Purchased Assets, other than (i) to the extent reflected on the 2009 Balance Sheet, (ii) arising under this Agreement, (iii) executory obligations under any of the Assumed Contracts, (iv) obligations incurred or arising in the Ordinary Course of Business and on terms not more onerous than available to other businesses or (v) as otherwise set forth on Schedule 2.9 of the Seller Disclosure Schedules, which in no event shall exceed $300,000 in the aggregate.
     Section 2.10. Properties.
          (a) Neither the Parent nor any Seller owns any Real Property.
          (b) Schedule 2.10(b) of the Seller Disclosure Schedules lists the addresses of all Real Property leased primarily in connection with the Business (the “Leased Real Property”) as of the date hereof and lists each lease agreement to which the Parent or any Seller is a party with respect to the Leased Real Property (each, a “Lease”). The Parent and each Seller have made available to Buyer copies of all of the Leases, and all written modifications, amendments and supplements thereto which copies are true and complete in all material respects, and have made available copies of all insurance policies, title reports, surveys, environmental reports, if any, for the Leased Real Property. Except as disclosed on Schedule 2.10(b) of the Seller Disclosure Schedules:
               (i) each of the Leases was made in the Ordinary Course of Business and is valid, binding and currently in full force and effect;
               (ii) no default or preemptive right by any landlord under any Lease, after applicable grace periods, if any, exists as of the date hereof;
               (iii) the Parent and each Seller have not received any written notice alleging a material default by the Parent or any Seller under any Lease and (A) there are no material defaults by the Parent or any Seller under any Lease that would entitle a landlord thereunder to terminate such Lease, and (B) no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a material default by the Parent or any Seller;
               (iv) neither the Parent nor any Seller is obligated to pay any leasing or brokerage commission relating to any Lease or upon the renewal of any Lease; and
               (v) no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Parent or any Seller.
          (c) Schedule 2.10(c) of the Seller Disclosure Schedules attached hereto sets forth a true, correct and complete list of all items of tangible personal property used primarily in connection with the Business (i) owned by the Parent or any Seller as of the date hereof having either a net book value per unit or an estimated book value per unit in excess of Five Thousand Dollars ($5,000), (ii) owned by the Parent or any Seller as of the date hereof and that constitute personal computers, peripheral equipment or office equipment, or (iii) not owned by the Parent or any Seller but in the possession of or used or useful in the Business and having rental payments therefor in excess of One Thousand Dollars ($1,000) per month or Twelve Thousand Dollars ($12,000) per year (collectively, the “Material Personal Property”). The Parent and each Seller have good and marketable title to, or a valid leasehold interest in, all of their Material Personal Property and assets shown on the 2009 Balance Sheet or acquired by any of them after the date of the 2009 Balance Sheet, free and clear of any Liens, except for (x) assets which have been disposed of since the date of the 2009 Balance Sheet in the Ordinary Course of Business, (y) Liens reflected in the 2009 Balance Sheet, and (z) Permitted Liens or other Liens which would not have, individually or in the aggregate, a Material Adverse Effect on the Parent or any Seller.
          (d) All tangible Purchased Assets are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) suitable and adequate for continued use in the manner in which they are presently being used, (iii) adequate to meet all present and reasonably anticipated future requirements of the Business, and (iv) free of defects (latent and patent).

          (e) Except as set forth on Schedule 2.10(e), and except for the Permitted Liens, Parent and each Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Purchased Assets. Except as set forth on Schedule 1.1(c), the Purchased Assets are free and clear of all Liens of any kind or nature. Except as set forth on Schedule 2.10(e), upon Closing, Buyer will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets and no restrictions will exist on Buyer’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business.
          (f) The Purchased Assets include all of the assets necessary to permit Buyer to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Applicable Laws and to perform all Assumed Liabilities.
          (g) The continued use, occupancy and operation of the Leased Real Property as currently used, occupied and operated by the Parent or any Seller, do not, to the Knowledge of the Parent or any Seller, violate any material applicable building, zoning, subdivision, other land use and similar laws, regulations and ordinances or any material license, franchise, permit, certificate, approval or other similar authorization of a Governmental Body.
          (h) No representation or warranty is made in this Section 2.10 with respect to any Seller Intellectual Property that is the subject of Section 2.11.
     Section 2.11. Intellectual Property.
          (a) Schedule 2.11(a) of the Seller Disclosure Schedules hereto contains a correct and complete list of all Seller Intellectual Property owned by (as opposed to licensed to) Parent and each Seller and all Seller Intellectual Property, including all agreements (“IP Agreements”), pursuant to which Parent and each Seller has received a license or sub-license with respect to any item of Seller Intellectual Property primarily relating to the Business (excluding any off-the-shelf software products). Schedule 2.11(a) contains a complete list of all of the Intellectual Property Rights used in the Business. Each item of Seller Intellectual Property is valid, subsisting and in full force and effect to the Knowledge of Parent and each Seller, and has not been abandoned or passed into the public domain and is free and clear of any Liens. Except as set forth on Schedule 2.11(a) of the Seller Disclosure Schedules, (i) each of Parent and each Seller either (A) exclusively owns or (B) is duly and validly licensed use of all Seller Intellectual Property in the manner currently used in the conduct of the Business and, as it is currently planned or contemplated to be used in the conduct of the Business, (ii) to the Knowledge of the Parent and each Seller, no Person is infringing, misappropriating or diluting any material items of Seller Intellectual Property owned by Parent and the Sellers, (iii) none of the material items of Seller Intellectual Property owned by Parent and the Sellers has been misappropriated or is infringing upon the Intellectual Property Rights of any Third Party, (iv) all of the IP Agreements are valid, binding and currently in full force and effect, (v) neither Parent nor any of the Sellers is in material default under any IP Agreement, and (vi) immediately after the Closing, the Seller Intellectual Property will be owned by or available for use by Parent and each Seller on terms and conditions substantially identical to those under which Parent and each

Seller owned or used the Seller Intellectual Property immediately prior to the Closing. Parent and each Seller have taken all material steps customary and reasonable in their industries to protect and preserve the confidential nature of all Confidential Information of the Company or its Subsidiaries.
          (b) The Parent and Sellers have taken all material steps customary and reasonable in their industries to protect (i) the Seller Intellectual Property, (ii) the secrecy, confidential nature, value and Seller’s rights in all Confidential Information and Trade Secrets of Parent and each Seller and those provided by any Person to Parent or any Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Parent and each Seller to execute appropriate confidentiality and assignment agreements. Only the individuals named on Schedule 2.11(b) of the Seller Disclosure Schedules, which describes their relationship with Parent or any Seller, have had access to such Trade Secrets and Confidential Information, the disclosure or use by such persons, other than in connection with the performance of his or her duties as employees of the Business, would reasonably likely cause a Material Adverse Effect on the Business, and each such individual has signed a confidentiality agreement with respect thereto. Neither Parent nor any Seller has Knowledge of any violation or unauthorized disclosure of any Seller Intellectual Property or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such.
          (c) No Person who has licensed Intellectual Property Rights to Parent or any Seller has ownership rights or license rights to improvements made by Parent or any Seller in such Intellectual Property Rights. Neither Parent nor any Seller has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Seller Intellectual Property to any Person.
          (d) The operation of the Business as it is currently conducted by Parent and each Seller prior to the Closing does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction.
          (e) All necessary registration, maintenance and renewal fees in connection with each item of Seller Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Intellectual Property Rights. There are no actions that must be taken by Parent or any Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Parent and each Seller have recorded in a timely manner each such assignment of an Intellectual Property Right assigned to Seller with the relevant governmental authority, including the United States Patent and

Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.
          (f) There are no Proceedings before any Governmental Body (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property.
          (g) No Seller Intellectual Property is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Parent and any Seller or that may affect the validity, use or enforceability of such Seller Intellectual Property.
          (h) To the Knowledge of Parent and each Seller, all Seller Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.
          (i) Except as set forth on Schedule 2.11(i) of the Seller Disclosure Schedules, neither Parent nor any Seller has included any open source, copy left or community source code in any Seller Intellectual Property (“Open Source Materials”).
          (j) Neither Parent nor any Seller has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Purchased Assets; (ii) distributed Open Source Materials in conjunction with any of the Purchased Assets; or (iii) used Open Source Materials in such a way that, with respect to (i) or (ii) creates, or purports to create obligations for Seller with respect to the Purchased Assets, or grant, or purport to grant, to any third party, any rights or immunities under any Purchased Assets (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (k) Schedule 2.11(k) of the Seller Disclosure Schedules sets forth a list of all software maintenance obligations and sets forth the length and material terms of such obligations. Parent and each Seller are in compliance with all such obligations.
     Section 2.12. Contracts.
          (a) Schedule 2.12(a) of the Seller Disclosure Schedules lists all of the following written Contracts to which the Parent or any Seller is a party and which are primarily related to the Business (other than Leases): (i) any Contract the performance of which requires payment by the Parent or any Seller in the calendar year ending December 31, 2010 or thereafter in excess of Fifty Thousand Dollars ($50,000), (ii) any Contract the performance of which requires payment to the Parent or any Seller, (iii) any Contract concerning the establishment by the Parent or any Seller of a partnership, joint venture or similar arrangement and which are primarily related to the Business, (iv) any Contract containing a non-competition, non-solicitation or similar covenant which restricts the Parent’s or any Seller’s operations of the Business in any geographic area, or with any Third Party, (v) any Contract for the acquisition of capital stock or all or substantially all assets of another Person or a division thereof (whether by merger, stock or asset purchase), (vi) any Contract regarding dispositions of any assets of the

Parent or any Seller used primarily in connection with the Business, (vii) any employment agreements or employment-related agreements with any employee or consultant, including any that results in any severance pay or the acceleration or triggering of benefits or rights thereunder as a result of the transactions contemplated by this Agreement, and (viii) any Contract involving any resolution or settlement of any actual or threatened Proceeding primarily related to the Business with a value of greater than Fifty Thousand Dollars ($50,000). All of the Contracts required to be listed on Schedule 2.12(a) of the Seller Disclosure Schedules hereto are referred to in this Agreement as the “Material Contracts.” The Parent and Sellers have made available to Buyer a correct and complete copy of each Material Contract, including all amendments, supplements, modifications and waivers thereof, which copies are true and complete in all material respects.
          (b) All of the Material Contracts are valid, binding and currently in full force and effect. Neither the Parent nor any Seller is in material default under any of the Material Contracts, and, to the Knowledge of the Parent and each Seller, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Parent or any Seller or give rise to a right of termination, acceleration, modification or cancellation by another party under any of the Material Contracts. To the Knowledge of the Parent and each Seller, no other Person is in default under any of the Material Contracts. Except as described on Schedule 2.12(b) of the Seller Disclosure Schedules hereto, (i) none of the Material Contracts has been cancelled, or terminated, and since March 1, 2009, except as is reflected on Schedule 2.23, none of the Material Contracts has been amended or modified, (ii) neither Parent nor any Seller has received any written notice from any other party of the termination or threatened termination of any Material Contract, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Parent and each Seller, is there any basis therefor, and (iii) neither Parent nor any Seller has received written notice from any third party of, or any expression of any intention of, non-renewal of a Material Contract.
          (c) To the Knowledge of Parent and each Seller, neither Parent nor Seller has waived any of its rights under any Material Contract. Except as set forth on Schedule 2.4 of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement by the Parent and each Seller, the performance by them of their obligations hereunder, nor the consummation by them of the transactions contemplated hereby, will require any consent of any party or written notice to any party, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to any right of termination, change of control rights, cancellation, modification, revocation or acceleration of any right or obligation of the Parent or any Seller.
     Section 2.13. Legal Compliance. Parent and each Seller have complied with all Applicable Laws and Orders of any Governmental Body that are applicable to Parent or any Seller or any of Parent’s or any Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with and such Applicable Law or Order, except where the failure to comply would not have a Material Adverse Effect on the Business. Neither Parent nor any Seller has received any written notice of, and Parent has no Knowledge of, any actual, alleged or potential violation of a material nature of any Applicable Laws and/or Orders applicable to the Business.
     Section 2.14. Proceedings and Orders. Except as set forth on Schedule 1.3(c)(vii) of the Seller Disclosure Schedules, neither the Parent nor any Seller (i) is subject to or affected by any outstanding Order, or (ii) is a party to any pending Proceeding or, to the Knowledge of Parent or any Seller, Threatened Proceeding, which would, in each case, be material to the Business or the Purchased Assets or prohibit or materially impair Parent’s and each Seller’s ability to perform their obligations under this Agreement or to complete the transactions contemplated hereby in accordance with the terms of this Agreement and the Ancillary Agreements. None of the Purchased Assets are subject to or affected by any outstanding Order. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto. Parent and each Seller have made available to Buyer true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding or Threatened Proceeding.
     Section 2.15. Insurance. Schedule 2.15 of the Seller Disclosure Schedules sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies (excluding any insurance policies relating to any Employee Benefit Plan) maintained by the Parent or any Seller primarily in connection with the Business and/or the Purchased Assets, specifying the insurer and the effective date of each such policy (collectively, the “Insurance Policies”) and all claims made under such Insurance Policies since January 1, 2008. True, correct and complete copies of all Insurance Policies have been previously made available by the Parent and each Seller to Buyer. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on Schedule 2.15 of the Seller Disclosure Schedules, neither the Parent nor any Seller has any material outstanding claims or any material dispute with any insurance carrier regarding claims, settlements or premiums related to the Business. To the Knowledge of the Parent and each Seller, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
     Section 2.16. Brokers. Except as set forth on Schedule 2.16 of the Seller Disclosure Schedules, no Broker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Seller.
     Section 2.17. Customers and Suppliers. Schedule 2.17 of the Seller Disclosure Schedules sets forth a list of the top twenty (20) customers and top ten (10) suppliers of the Business for the twelve months ended December 31, 2009 (determined by the amount of total sales or purchases, as applicable). Schedule 2.17 identifies: (a) for each of such top twenty (20) customers of the Business, the current monthly recurring revenue payable to the Parent or the Seller by such customer and (b) for each of such top ten (10) suppliers of the Business, the amounts expended by Parent and/or Sellers during the twelve (12) months ended December 31, 2009 for such supplier. Except as set forth on Schedule 2.17 of the Seller Disclosure Schedules, no such customer or supplier has indicated in writing to the Parent or any Seller within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable. Schedule 2.17 of the Seller Disclosure Schedules sets forth a list of all material, unresolved customer billing, service or warranty disputes pursued in writing by such customers or suppliers. Neither Parent nor any Seller has entered into any Contract under which Parent or any Seller is restricted from selling, licensing or otherwise distributing any products to any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no purchase commitment which provides that any supplier will be the exclusive supplier or distributor of Parent or Seller. There is no purchase commitment requiring Parent or Seller to purchase the entire output of a supplier.
     Section 2.18. Accounts Receivable. All Accounts Receivable of the Parent and each Seller reflected on the 2009 Balance Sheet were valid and legally binding receivables as of the date thereof, arising from sales actually made or services actually provided, net of the applicable reserve for doubtful accounts on the 2009 Balance Sheet. All such Accounts Receivable is reflected on the 2009 Balance Sheet in accordance with GAAP as of the date thereof. To the Parent’s and each Seller’s Knowledge, there is no contest, dispute, counterclaim, defenses, prepayments or right of setoff under any Contract with any obligor of any such Account Receivable relating to the amount or validity of such Account Receivable. The Parent and each Seller have good and marketable title to its respective Accounts Receivable, free and clear of all Liens. Since the date of the 2009 Balance Sheet, there have not been any write-offs as uncollectible of any customer Accounts Receivable, except for write-offs in the Ordinary Course of Business and consistent with past practice. No such obligor has been released in whole or in part by the Parent or any Seller from paying the full value of its obligation to the Parent or any Seller and the Parent or any Seller has not agreed to do so. No such Account Receivable has been subordinated or assigned by the Parent or any Seller and the Parent or any Seller has not agreed to do so.
     Section 2.19. Permits. Schedule 2.19 of the Seller Disclosure Schedules sets forth a list of all Permits issued to or held by the Parent or any Seller solely in connection with the Business. Such listed Permits are the only Permits that are required for the Parent and the Sellers to conduct the Business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Business. Each such Permit is in full force and effect and, to the Knowledge of the Parent and each Seller, no suspension or cancellation of such Permit is Threatened. To the Knowledge of the Parent and each Seller, each such Permit will continue in full force and effect immediately following the Closing.
     Section 2.20. Inventory. All of the items in Inventory are (a) valued on the Seller Financial Statements at the lower of cost and net realizable value, on an average cost basis in accordance with GAAP; (b) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (c) free of defects and damage; and (d) in quantities adequate and not excessive in relation to the circumstances of the Business and in accordance with past inventory stocking practices. All of the items in Inventory meet the Parent’s and each Seller’s current standards and specifications.

     Section 2.21. Taxes.
          (a) Parent and each Seller has timely filed all Tax Returns, relating to the Business, that it was required to file, and such Tax Returns are true, correct and complete in all respects. Neither Parent nor any Seller has requested or been granted any extension of time to file any Tax Return, relating to the Business, that has not been filed. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent or any Seller, relating to the Business, with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Financial Statements. Parent and each Seller have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, in each case, relating to the Business. Parent and each Seller have no liability for unpaid Taxes, relating to the Business, accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Parent or Seller, relating to the Business, other than liens for Taxes not yet due and payable.
          (b) Except as set forth on Schedule 2.21(b) of the Seller Disclosure Schedules, since September 12, 2007, and to the Knowledge of Parent and Sellers, prior to September 12, 2007, no income or other material Tax Return of Parent or any Seller, relating to the Business, has been audited by any Taxing Authority, no such audit or other action is presently in progress, and neither Parent nor any Seller has been notified in writing of any request for such an audit or other examination by any Taxing Authority. All deficiencies asserted by any Taxing Authority arising from audits, relating to the Business, have been paid in full.
          (c) Schedule 2.21(c) of the Seller Disclosure Schedules lists all jurisdictions in which Parent and each Seller is or may be subject to any Tax, relating to the Business. No claim has been made by any Taxing Authority in a jurisdiction where Parent or Seller does not file Tax Returns that it is or may be subject to Tax, relating to the Business, by that jurisdiction. Parent and each Seller has delivered or made available to Buyer correct and complete copies of all Tax Returns, relating to the Business, filed, examination reports, and statements of deficiencies assessed or agreed to by Parent or any Seller since September 12, 2007. No Taxing Authority has proposed, assessed, or asserted any deficiency or adjustment for any Tax, relating to the Business, and neither Parent nor any Seller is aware of any circumstances indicating that any Taxing Authority may propose, assess, or asset such a deficiency or adjustment or otherwise assess any additional Taxes, relating to the Business. Neither Parent nor any Seller is aware of any proposed reassessments by any Taxing Authority of the value or other tax base of any Purchased Assets. Neither Parent nor any Seller has waived any statute of limitations in respect of any Tax, relating to the Business, or agreed to an extension of time with respect to any Tax assessment or deficiency, relating to the Business.
          (d) Neither Parent nor any Seller is obligated under any agreement, contract or arrangement with any employees who work primarily for the Business as of the date hereof that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

          (e) Parent and each Seller have treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (f) Parent and each Seller are each a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     Section 2.22. Environmental. Except as set forth on Schedule 2.22 of the Seller Disclosure Schedules and solely with respect to the Business and its leased facilities, (i) the Parent and each Seller have transported, stored, and/or disposed of any Materials of Environmental Concern handled by the Parent and each Seller in compliance in all material respects with all Environmental Laws, (ii) the Parent and each Seller have operated the Business with all Permits required under, and otherwise in full compliance with, Environmental Law, (iii) the Parent and each Seller have not received any written notice of any investigation, Proceeding or Order concerning any material Environmental Condition or material Environmental Claim, and (iv) no asbestos, petroleum or petroleum-based product, polychlorinated biphenyls or urea formaldehyde in amounts or conditions in violation of Environmental Law has been placed, stored or located on the Leased Real Property. To the Knowledge of the Parent and each Seller, solely with respect to operations occurring at leased facilities of the Business, there have been no Releases of any Materials of Environmental Concern into the Environment by the Parent or a Seller, or, with respect to any such Releases of Materials of Environmental Concern, the Parent and the Sellers has given all required notices to Governmental Bodies (copies of which have been provided to Parent).
     Section 2.23. Assumed Customer Contracts. Schedule 2.23 of the Seller Disclosure Schedules sets forth, as of the Closing, an accurate and complete list, in all material respects, of the current monthly recurring revenue payable to Parent and Sellers under each of the Assumed Contracts along with a schedule of the future annual increases to this amount in the form of a consumer price index adjustment, and the termination date with respect to each Assumed Contract. Except as set forth on Schedule 2.23, all Assumed Contracts are reflected on the Seller Financial Statements.
     Section 2.24. Insolvency.
          (a) Parent and the Sellers, on a consolidated basis, are not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereunder. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Parent or any Seller exceeds the present saleable value of Parent’s or any such Seller’s assets.
          (b) Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Parent and each Seller, on a consolidated basis, will be able to pay its liabilities as they become due in the usual course of business; (ii) neither Parent nor any Seller will have unreasonably small capital with which to conduct its present or proposed business; (iii)

Parent and the Sellers, on a consolidated basis, will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Parent and each Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Parent or such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Parent or such Seller. The cash available to Parent and the Sellers, on a consolidated basis, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     Section 2.25. Full Disclosure.
          (a) Neither this Agreement nor any of the other Ancillary Agreements, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.
          (b) Each representation and warranty set forth in this Article II is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any contract at the Closing, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing Buyer to enter into this Agreement.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the disclosure schedules delivered by Buyer to the Parent and the Sellers, on the date hereof (the “Buyer Disclosure Schedules”), Buyer represents and warrants as of the date hereof to the Parent and the Sellers as follows:
     Section 3.1. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Parent and the Sellers true and complete copies of the certificates of incorporation and bylaws of Buyer as currently in effect.
     Section 3.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Agreements to which it is a party and the consummation by Buyer of this Agreement and the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of Buyer, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.
     Section 3.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Agreements to which it is a party and the consummation by Buyer of this Agreement and the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body.
     Section 3.4. Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of this Agreement and the transactions contemplated hereby, will (i) violate any provision of the charter, bylaws or other governing documents of Buyer, (ii) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any material right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, contract, lease, or other instrument or obligation to which Buyer is a party (or result in the imposition of any Lien (other than Permitted Liens) upon assets of Buyer), or (iii) violate any Applicable Law or any Order of any Governmental Body applicable to Buyer, other than in the case of (iii) above, any violation, conflict, breach, default, acceleration, termination, modification, cancellation or notice that, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.
     Section 3.5. Proceedings and Orders. Except as set forth on Schedule 3.5 of the Buyer Disclosure Schedules, Buyer (i) is not subject to or affected by any outstanding Order, nor (ii) is a party to any pending Proceeding or, to the Knowledge of Buyer, Threatened Proceeding, which would, in each case, be material to Buyer or prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or to complete the transactions contemplated hereby in accordance with the terms of this Agreement and the Ancillary Agreements.
     Section 3.6. Financing. Buyer has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable Buyer to pay the Purchase Price, and all of its fees and expenses related to the transactions contemplated hereby (the “Financing”). There are no contractual contingencies, side letters or similar arrangements under any agreement relating to the transactions contemplated hereby to which Buyer or any of its Affiliates is a party that would permit the Buyer’s lender or other source immediately available funds to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.
     Section 3.7. Brokers. Except as set forth on Schedule 3.7 of the Buyer Disclosure Schedules, no Broker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

ARTICLE IV — CERTAIN COVENANTS OF THE PARTIES
     Section 4.1. Confidentiality. The Mutual Confidentiality Agreement dated as of December 11, 2007 by and between Buyer and Parent (the “Confidentiality Agreement”) shall remain in full force and effect until and after the Closing in accordance with its terms; provided that, after the Closing, such agreement shall only apply with respect to information not relating to the Business or the Purchased Assets. Buyer shall, and shall cause its officers, directors, employees and Affiliates to, keep confidential and not disclose to any other Person or use for its or their own benefit or the benefit of any other Person any trade secrets or other confidential or proprietary information in their possession or control disclosed heretofore and hereafter by Parent and/or Sellers not related exclusively to the Business and the Purchased Assets. Similarly, Parent and/or Sellers shall, and shall cause each of its officers, directors, employees and Affiliates to, keep confidential and not disclose to any other Person or use for its or their own benefit or the benefit of any other Person any trade secrets or other confidential or proprietary information in their possession or control related exclusively to the Business and the Purchased Assets. The obligations of Buyer and Parent and Sellers under this Section 4.1 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.1; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case the party subject to such confidentiality restrictions shall (x) notify the other as early as reasonably practicable prior to disclosure to allow such other party to take appropriate measures to preserve the confidentiality of such information and (y) take all steps reasonably necessary to minimize the amount of confidential information to be disclosed.
     Section 4.2. Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     Section 4.3. Press Releases. The parties shall issue a mutually agreeable press release in the form attached hereto as Schedule 4.3; provided, however, that Parent may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that Parent, in good faith, reasonably determines, after consultation with outside legal counsel, such action to be required by Applicable Law or by the rules of any applicable self-regulatory organization, including, without limitation, the SEC, in which event Parent will use its commercially reasonable efforts to allow Buyer reasonable time to comment on such press release or public announcement in advance of its issuance.
     Section 4.4. Conveyance Taxes; Costs. Buyer shall be liable for, and hold Parent and each Seller harmless against, any Taxes, but excluding any and all income taxes, that are assessed against such party and become payable in connection with the acquisition by Buyer of the Purchased Assets and other transactions contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.
     Section 4.5. Books and Records. Buyer, Parent and each Seller shall, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Purchased Assets or the Business and make the same available for inspection and copying by such other parties or any representative of such other parties at the expense of the requesting party during normal business hours upon reasonable request and upon reasonable notice.
     Section 4.6. Use of Name. Following the Closing, Parent shall continue to own and to have the exclusive right to use the name “NaviSite” and any derivations thereof, and Buyer shall own and have the exclusive right to use the name “netASPx”, or any derivations thereof, or any other name so long as it is not similar to “NaviSite” or any derivations thereof. Promptly following the Closing Date and as soon as practicable thereafter, each of netASPx and netASPx Acquisition shall change its corporate name to a new name which does not include the term “netASPx” or the acronym or abbreviation of “netASPx” or any variations, translations or combinations thereof or similar names and otherwise is not likely to be confused with its present name so as to make such Seller’s present name available to Buyer. From and after the Closing, neither Parent nor any Seller shall use the term “netASPx” or the acronym or abbreviation “netASPx” or any variations, translations or combinations thereof or similar names in connection with any business.
     Section 4.7. Endorsement of Checks, Etc. Parent and each Seller hereby authorize Buyer following the Closing to endorse for deposit only its name on and collect for Parent’s or any Seller’s account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any amounts due to Buyer are received by Parent or any Seller, Parent or such Seller will turn the same over to Buyer within ten (10) days after Parent’s or any Seller’s receipt thereof.
     Section 4.8. Consents. (a) As promptly as possible after the Closing Date, Parent, Sellers and Buyer will cooperate and will each use commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated by this Agreement, including, without limitation, those consents, notices and filings needed to assign any and all of the Purchased Assets and those listed or required to be listed on Schedule 2.4 that are not obtained prior to the Closing Date. Notwithstanding anything to the contrary herein, (i) Buyer shall not be required to (A) agree to any material changes in, or the imposition of any material condition to the transfer to Buyer of any Assumed Contract or other approval as a condition to obtaining any consent; or (B) dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 4.8 and (ii) this Agreement shall not operate to assign any agreement, lease, contract, license, commitment, understanding or undertaking, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of another party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Parent, Sellers or Buyer thereunder.
     (b) In the event that a consent required to assign any such agreement, lease, contract, license, commitment, understanding or undertaking is not obtained on or prior to the Closing Date or if an asset or assets are otherwise not assignable hereunder (each such asset a "Non-Transferable Asset”), then, from and after the Closing, with respect to each such Non-Transferable Asset that is a customer contract (a “Non-Transferable Customer Contract”), until the earlier to occur of (i) such time as such Non-Transferable Customer Contract shall be properly and lawfully transferred or assigned to Buyer or (ii) such time as the material benefits intended to be transferred or assigned to Buyer have been procured by alternative means pursuant hereto, (A) the Non-Transferable Customer Contract shall be held by Parent or the applicable Seller in trust exclusively for the benefit of Buyer to the extent permitted under Applicable Law, and Buyer shall, at its expense, perform on behalf of Parent and/or any Seller party to such Non-Transferable Customer Contract all of the obligations of Parent and/or any such Seller arising under such Non-Transferable Customer Contract and relating to the Business as a subcontractor to Parent and/or any such Seller party to such Non-Transferable Customer Contract and (B) Parent and each Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer all of the benefits of Parent and each Seller under the terms of such Non-Transferable Customer Contracts in effect as of the Closing, including by promptly paying to Buyer any monies received by Parent and each Seller from and after the Closing under such Non-Transferable Customer Contracts attributable thereto, all of which such monies shall have been received by Parent or the applicable Seller in trust exclusively for the benefit of Buyer. Upon Buyer’s request, Parent and each Seller agrees to use all commercially reasonable efforts to cooperate with Buyer to enforce contractual remedies against any customer if such customer has ceased paying amounts due under its Contract and has thereby breached such Contract; provided, that, Parent and any Seller shall bear any and all attorney fees for its own counsel if it chooses to retain its own counsel.
     (c) In the event that Parent and Sellers are unable to obtain any consent from any person under any Non-Transferable Asset that is not a customer contract as of the Closing Date (a “Required Non-Customer Consent”) within 150 days after the Closing Date, Buyer shall be entitled to procure the material rights and benefits of Parent and Sellers under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new contracts with third persons or otherwise. In the event that a Required Non-Customer Consent is not obtained within 150 days after the Closing Date due to the lack of credit-worthiness of Buyer, the obligations of Parent and each Seller shall then cease with respect to such Required Non-Customer Contract. In the event that a Required Non-Customer Consent is not obtained 150 days after the Closing Date due to any reason other than lack of credit-worthiness of Buyer, Buyer shall be entitled to reduce the Purchase Price by the replacement cost with respect to such Non-Transferable Asset through, at Buyer’s election, either receiving payment directly from Parent and/or Sellers or receiving payment directly from the Escrow Amount.
     (d) Parent and each of the Sellers hereby grant a first-priority security interest in the Non-Transferable Assets including without limitation those listed on Schedule 4.8(d) to Buyer to secure the Buyer’s rights in such assets pending their proper transfer from Parent or a Seller to Buyer. Parent and each of the Sellers agree that they shall not amend or waive any rights under, any contract relating to any Non-Transferable Asset without the prior written consent or direction of Buyer, which shall be granted or withheld in Buyer’s sole discretion, and shall not enter into any new agreements or amendments relating thereto (including with respect to renewals and extensions of the terms thereof) unless first approved in writing in the sole discretion of Buyer.

     (e) Any successor to the business of Parent or any Seller by merger, acquisition or otherwise shall continue to be subject to the obligations of Parent or any such Seller as set forth in this Section 4.8.
     Section 4.9. Certain Tax Matters.
          (a) Parent and each Seller shall prepare and timely file all Tax Returns, if any, required to be filed on or after the Closing Date for any time periods prior to the Closing Date with respect to the Business, including, without limitation, the Purchased Assets, and shall duly and timely pay all such Taxes due with respect to such Tax Returns.
          (b) Parent and each Seller shall provide the other party with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 4.9(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.
     Section 4.10. Limited Power of Attorney.
Effective upon the Closing, Parent and each Seller hereby irrevocably appoints Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer may deem necessary or advisable to fulfill Parent’s and any Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, (i) to demand and receive any and all Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise and/or settle any and all Proceedings with respect to the Purchased Assets and Assumed Liabilities; (iii) to endorse and cash and/or deposit in an account of Buyer any and all checks or drafts received on account of any Account Receivables; (iv) to make any filings required to transfer any Seller Intellectual Property or any other Purchased Assets; (v) to receive and open all mail, packages and other communications addressed to Parent or any Seller and primarily relating to the Business; and (vi) in the name of Parent or any Seller or otherwise, collect all Accounts Receivables, negotiable instruments of or made payable to Parent or any Seller, advanced payments, claims for refunds and deposits and other prepaid items of Parent or any Seller, including all customer security deposits and all security deposits made by Parent or any Seller pursuant to any vendor contracts, including, without limitation, those identified on Schedule 1.1(a)(ix), for its own account. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.
     Section 4.11. Non-Competition Agreement.
          (a) For and in consideration of the transactions contemplated herein, during the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), neither Parent nor any Seller shall engage in any “Competitive Activity” in the “Restricted Territory” (as both are defined below), other than on behalf of Buyer pursuant to the Transition Services Agreement or pursuant to Section 4.8 hereof.
          (b) “Competitive Activity” shall mean directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly) (i) engaging in any activity that is the same as, similar to, or competitive with the Business; (ii) employing or soliciting for employment any employee of Parent or any Seller who is offered employment with Buyer during such Person’s employment with Buyer (or any Affiliate or Subsidiary of Buyer) or for six months thereafter; or (iii) diverting or attempting to divert from Buyer or any Affiliate or Subsidiary of Buyer any business of any kind in which they are engaged to the Knowledge of Parent or any Seller, including the interference with any suppliers, contractors, or customers of which Parent or any Seller have Knowledge.
          (c) “Restricted Territory” shall mean North America.
          (d) Notwithstanding the foregoing, the provisions of this Section 4.11 shall not prevent Parent or any Seller from beneficially owning up to five percent (5%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the NYSE, the American Stock Exchange, or traded on NASDAQ.
          (e) The parties agree that, in the event of breach or threatened breach of Seller’s covenants in this Section 4.11, the damage or imminent damage to the value and the goodwill of Buyer and the Business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Buyer shall be entitled to injunctive relief against Parent or any Seller in the event of any breach or threatened breach of any of such covenants by Parent or any Seller, in addition to any other relief (including damages) available to Buyer under this Agreement or under applicable law.
     Section 4.12. Seller Intellectual Property.
          (a) Parent and each Seller agree that, from and after the Closing Date, it shall not, and it shall cause the Seller Representatives not to, use any of the Seller Intellectual Property. If Parent, any Seller or any assignee of Seller owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Buyer at the Closing, Parent and each Seller shall grant or cause to be granted to Buyer, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to Exercise All Rights in and to such Seller Intellectual Property.
          (b) If Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of any Applicable Law or Order that prohibits enforcement of such rights by a transferee of such rights, Parent and each Seller agrees to assign to Buyer such rights as may be required by Buyer to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Buyer to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name; provided, however, that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the costs and expenses of such proceedings.

     Section 4.13. Bulk Sales Indemnification. Buyer hereby waives compliance by Parent and each Seller with any applicable bulk sales law in connection with the transactions contemplated by the Agreement; and Parent and each Seller hereby agree to hold harmless and indemnify the Buyer Indemnified Parties against Losses arising from or otherwise relating to creditors of Parent or any Seller based on non-compliance with any such so-called bulk transfer laws or their equivalents.
     Section 4.14. Cooperation. After the Closing, upon the request of Buyer, Parent and each Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of all of Parent’s and each Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens), in accordance with the terms of this Agreement; and (ii) cooperate with Buyer, at Buyer’s sole cost and expense, to enforce the terms of any Assumed Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the transactions contemplated by the Agreement or to the operation of the Business before the Closing Date. After the Closing, Parent and each Seller shall (a) cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Parent and Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing; (b) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (c) refer to Buyer all inquiries relating to the Business; and (d) promptly deliver to Buyer (i) any mail, packages and other communications addressed to Parent or any Seller relating to the Business and (ii) any cash or other property that Parent or any Seller receives and that properly belongs to Buyer, including any insurance proceeds, payments with respect to Account Receivables, and interest payable thereon. Buyer shall cooperate with Parent and each Seller in their efforts to collect any of the Uncollected Accounts Receivable reassigned to Parent and any Seller pursuant to Section 1.2(d), including, promptly delivering to Parent any cash, checks, payments, mail, packages and other communications relating to the reassigned Uncollected Accounts Receivables (for the avoidance of doubt, Buyer’s failure to cooperate with Parent and Sellers shall not prohibit a purchase price adjustment or otherwise impair Buyer’s right to reassign Accounts Receivables in accordance with this Agreement). Neither Parent or any Seller, on the one hand, nor Buyer, on the other hand, shall disparage the name or business of the other party.

     Section 4.15. Removal of Equipment. On or before the earlier of (a) sixty (60) days following the Closing Date or (b) the date on which Parent is required to do so pursuant to the terms of that certain Lease Agreement, dated as of February 1, 2010, by and between Supercomputer LLC and NaviSite, Inc., Parent shall remove any and all Excluded Assets from the property located at 1200 Washington Avenue South, Minneapolis, Minnesota 55415 (the “Property”) and Parent shall be solely responsible for all costs, expenses or other amounts associated or incurred in connection therewith.
     Section 4.16. Resizing of Colocation Cage. Within sixty (60) days following the Closing Date, Parent shall reduce the size of the colocation cage located at the Property to no more than 1,000 square feet. Parent shall be solely responsible for all costs, expenses or other amounts associated or incurred in connection therewith.
     Section 4.17. Obligations of Tenant under Minnesota Lease. Following the Closing, Parent shall fully and timely perform each of the obligations of the “Tenant” (as defined in the Minnesota Lease) set forth in the following sections of the Minnesota Lease: Section 1.c, second sentence; Section 1.n; Section 1.t; and Section 7.b.x, second sentence. Buyer shall cooperate with Parent in connection with Parent’s performance of the obligations pursuant to this Section 4.17, provided that such cooperation shall not require Buyer to incur any out-of-pocket costs or expenses.
     Section 4.18. Additional Oracle License Purchases. Parent and Sellers shall, promptly following Closing, deliver to Buyer all Oracle licenses, lawfully assigned to Buyer without cost to Buyer, required for Oracle data base software (including without limitation Enterprise and RAC modules) to be installed on server equipment for the Customers JMFE and Physerve.
ARTICLE V — CONDITIONS TO CLOSING
     Section 5.1. Deliveries at Closing.
          (a) At the Closing, Parent and Sellers will deliver or cause to be delivered to Buyer the following (collectively, the “Seller Deliverables”):
               (i) Reserved.
               (ii) executed copies of all other consents set forth on Schedule 5.1(a)(ii) (the “Necessary Consents”);
               (iii) an assignment and assumption agreement in the form of Exhibit A hereto (the “Assignment and Assumption Agreement”), executed by Parent and each Seller;
               (iv) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), executed by Parent and Seller, as applicable;
               (v) an opinion of Parent’s and Sellers’ counsel, substantially in the form attached hereto as Exhibit C;

               (vi) the Escrow Agreement;
               (vii) a transition services agreement in the form of Exhibit D hereto (and collectively with the Trademark Assignment, the Escrow Agreement, the Lease Assignment, the Colo Agreement, the FIRPTA Certificate, the Assignment and Assumption Agreement and Bill of Sale, the "Ancillary Agreements”), the “Transition Services Agreement”), executed by Parent and each Seller;
               (viii) a trademark assignment in the form of Exhibit E hereto (the “Trademark Assignment”), executed by Parent and each Seller, for all of the Trademarks;
               (ix) Reserved.
               (x) Reserved.
               (xi) a lease assignment in the form of Exhibit F hereto (the “Lease Assignment”), for the premises located as 1200 Washington Avenue South, Minneapolis, Minnesota 55415 (the “Minnesota Lease”)’
               (xii) a FIRPTA certificate (the “FIRPTA Certificate”) from Parent and each Seller;
               (xiii) the Colocation Agreement Master Services Agreement and the Colocation Agreement Colocation-Services Schedule (collectively, the “Colo Agreement”);
               (xiv) certificates of good standing of Parent and each Seller, dated as of a recent date, from the Secretary of State of the state of its incorporation and/or formation, and similar certificates of the appropriate state agencies of each other state in which each Seller is qualified to do business;
               (xv) Reserved.
               (xvi) certificates signed by an authorized officer of Parent and each Seller and dated as of the Closing Date, as to the incumbency of each officer of Parent and each Seller executing this Agreement and the other agreements being delivered pursuant hereto, and with respect to each Seller, certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by each Seller’s board of directors and its sole shareholder, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by such Seller, and the performance by each Seller of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;
               (xvii) UCC Termination Statements and such other releases as Buyer may reasonably request, duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the Purchased Assets, in order to evidence the termination thereof;
               (xviii) a certificate signed by an authorized officer of Parent and each Seller certifying that the representations and warranties of Parent and Sellers contained in this Agreement that are qualified as to materiality, “Material Adverse Effect” or other words of similar effect are true and correct in all respects, and all other representations and warranties of Parent and Sellers contained in this Agreement shall be true and correct in all material respects (giving effect only to the materiality qualifications or material adverse effect qualifications set forth therein), in each case as of the date of this Agreement (except for representations and warranties that are made as of a specified date or time, which are true and correct only as of such specific date or time); and
               (xix) such other documents and instruments as Buyer or Buyer’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.
          (b) At the Closing, Buyer will deliver or cause to be delivered to Parent and Sellers the following (collectively, the “Buyer Deliverables”):
               (i) the Closing Payment;
               (ii) executed copies of all consents, approvals and authorizations set forth on Schedule 3.4;
               (iii) the Bill of Sale, executed by Buyer;
               (iv) the Assignment and Assumption Agreement, executed by Buyer;
               (v) the Escrow Agreement, executed by Buyer;
               (vi) the Transition Services Agreement, executed by Buyer;
               (vii) Reserved;
               (viii) the Guaranty, executed by Velocity Technology Solutions, Inc. (which shall be considered an “Ancillary Agreement”);
               (ix) the Colo Agreement executed by Buyer;
               (x) certificates of good standing of Buyer dated as of a recent date, from the Secretary of State of the State of Delaware;
               (xi) certificates signed by the Secretary of Buyer dated as of the Closing Date, as to the incumbency of each officer of Buyer executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by Buyer’s board, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the performance by Buyer of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;
               (xii) a certificate signed by an authorized officer of Buyer certifying that the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality, “Material Adverse Effect” or other words of similar effect are true and correct in all respects, and all other representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (giving effect only to the materiality qualifications or Material Adverse Effect qualifications set forth therein), in each case as of the date of this Agreement (except for representations and warranties that are made as of a specified date or time, which shall be true and correct only as of such specific date or time); and
               (xiii) such other documents and instruments as Parent or any Seller or Parent’s and each Seller’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

ARTICLE VI — SURVIVAL; INDEMNIFICATION.
     Section 6.1. Indemnification of Buyer. From and after the Closing, Parent and Sellers shall defend, indemnify and hold the Buyer and its respective officers, directors, employees, Affiliates, and agents (the “Buyer Indemnified Parties”), harmless from and against any and all losses, costs, expenses (including, without limitation, reasonable attorneys’ and independent accountants’ fees and disbursements), liabilities, damages (excluding incidental, special, consequential or punitive damages), fines, penalties, charges, assessments, judgments and settlements (individually, a “Loss” and collectively, “Losses”) that the Buyer Indemnified Parties incur arising out of (i) any inaccuracy of any representation or the breach of any warranty made by the Parent and Sellers in Article II of this Agreement, (it being agreed and acknowledged by the parties that, for purposes of right to indemnification pursuant to this subclause (i), the representations and warranties of Parent and Sellers contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect), (ii) any non-fulfillment of any covenant or agreement made by the Parent and Sellers in this Agreement, (iii) any Excluded Assets or Excluded Liabilities, (iv) any and all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of any action, inaction, event, citation, liability or obligation of Parent or any Seller occurring or existing prior to the Closing, (v) any and all Losses suffered or incurred by the Buyer Indemnified Parties with respect to the replacement costs reasonably incurred as a result of any and all Required Non-Customer Consents, (vi) any and all Losses suffered or incurred by the Buyer Indemnified Parties arising out of the Transition Services Agreement, or (vii) any and all Losses suffered or incurred by the Buyer Indemnified Parties arising out of (A) any breach of the representations and/or warranties and any indemnification obligations of the “Tenant” (as such term is defined in the Minnesota Lease) contained in Section 22.u of the Minnesota Lease, but solely with respect to Parent’s and/or one or more Sellers’ use of the Property (as such term is defined in the Minnesota Lease) prior to the Closing Date or a condition of the Property that existed prior to the Closing Date, and (B) any failure by the Parent and/or any Seller to fully and timely perform in conformity with the Minnesota Lease, whether prior or subsequent to the Closing, all of the obligations of the “Tenant” pursuant to, the following sections of the Minnesota Lease: Section 1.c , second sentence; Section 1.n; Section 1.t; Section 7.b(x), second sentence. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
     Section 6.2. Indemnification by Buyer.  From and after the Closing, Buyer shall defend, indemnify and hold the Parent and each Seller and their respective officers, directors, employees, Affiliates, and agents (the “Seller Indemnified Parties”), harmless from and against any and all Losses that the Seller Indemnified Parties incur arising out of (i) any inaccuracy of any representation or the breach of any warranty made by Buyer in Article III of this Agreement, and/or (ii) any nonfulfillment of any covenant or agreement made by Buyer in this Agreement, including the assumption and satisfaction of the Assumed Obligations.
     If an indemnification disbursement is received by Parent or Seller, as the case may be, pursuant to this Article VI, and Parent or Seller later receives insurance proceeds or other third party recoveries in respect of the related Losses, Parent or Seller, as the case may be, shall immediately pay to Buyer a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third party recoveries or (ii) the actual amount of the indemnification disbursement previously made with respect to such Losses.
     Section 6.3. Third Party Claims.
          (a) In the event that any Buyer Indemnified Party desires to make a claim against Parent or any Seller, or any Seller Indemnified Party desires to make a claim against Buyer, in each case in connection with any third party litigation, arbitration, action suit, proceeding, claim, investigation or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnification Control Person of such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto after obtaining notice of such Third Party Claim; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article VI, except to the extent, if any, that the Indemnifying Party has actually and materially been prejudiced thereby.
          (b) The Indemnification Control Person will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnification Control Person has received written notice of the Third Party Claim.
          (c) The assumption of the defense of any Third Party Claim by the Indemnification Control Person shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner impair or restrict the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement with respect to such claim, investigation or proceeding was not required. The Indemnification Control Person shall not, in the defense of such claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except that no such consent shall be required if (i) there is no finding or admission of any violation of any Applicable Law, (ii) the sole relief provided is monetary damages that are reimbursed in full as Losses, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.
          (d) If the Indemnification Control Person assumes the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnification Control Person, and any counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense.
          (e) If the Indemnification Control Person does not assume the defense of a Third Party Claim or any litigation resulting therefrom after receipt of notice of such Third Party Claim from the Indemnified Party under (a) or (b) above, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnification Control Person, which consent shall not be unreasonably withheld, delayed, or conditioned.
          (f) The Buyer Indemnified Parties and the Seller Indemnified Parties shall cooperate in good faith and in all respects with the Indemnification Control Person and its representatives (including, without limitation, its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim (and any appeal arising therefrom). The Parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.
     Section 6.4. Payment of Claims.
          (a) In the event that any Buyer Indemnified Party desires to seek indemnification under this Article VI, the Buyer Indemnified Party shall give reasonably prompt written notice to the Indemnification Control Person specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If the Indemnification Control Person disputes such claim for indemnification, it shall notify the Buyer Indemnified Party within thirty (30) days after its receipt of the notice of such claim for indemnification, whereupon the Buyer Indemnified Party and the Indemnification Control Person shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution (the “Dispute Period”), either the Indemnification Control Person or the Buyer Indemnified Party may initiate litigation in accordance with Section 7.11 of this Agreement. If the Indemnification Control Person does not dispute such claim for indemnification, Parent and Sellers shall pay the Buyer Indemnified Party an amount in cash equal to the amount of such claim, provided, however, if Buyer fails to make a timely payment of the Holdback in accordance with Section 1.2(b), then any Loss or Losses suffered by Buyer pursuant to Article VI shall first be paid by reducing such amount of the Holdback that has not yet been timely paid into the Escrow Account or to Parent or any Seller. If, after the end of the applicable Dispute Period, any Buyer Indemnified Party has a claim under Article VI for any Losses for which such Buyer Indemnified Party is entitled to payment, and funds are not available in the Escrow to satisfy such claim and Buyer has fully paid the Holdback as required by this Agreement, Buyer may serve written notice to Parent (including via email) that it will terminate its performance under the Colo Agreement (as defined herein) if Parent and Sellers fail to make payment for such claim prior to the end of the fifteen (15) day period thereafter (the “Colo Cure Period”). At the end of the Colo Cure Period, Buyer shall be permitted to serve additional written notice to Parent (including via email). If Parent fails to make such payment(s) prior to the expiration of the ten (10) day period after such second notice, Buyer shall be permitted, without liability or obligation of Buyer of any kind, nature or amount under the Colo Agreement or otherwise, and without in any way limiting its rights to any other kind of remedy hereunder or otherwise, to terminate its performance under the Colo Agreement.
          (b) In the event that any Seller Indemnified Party desires to seek indemnification under this Article VI, the Seller Indemnified Party shall give reasonably prompt written notice to the Indemnification Control Person specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If the Indemnification Control Person disputes such claim for indemnification, it shall notify the Seller Indemnified Party within thirty (30) days after its receipt of the notice of such claim for indemnification, whereupon the Indemnification Control Person and the Seller Indemnified Party shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Seller Indemnified Party or Parent may initiate litigation in accordance with Section 7.11 of this Agreement. If the Indemnification Control Person does not dispute such claim for indemnification, Buyer shall pay the Seller Indemnified Party an amount in cash equal to the amount of such claim.
     Section 6.5. Limitations on Indemnification. No claim may be made against the Parent or any Seller unless and until the Buyer Indemnified Parties have sustained aggregate Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement in excess of Two Hundred Eighty-Five Thousand Dollars ($285,000) in the aggregate (the “Basket”), in which case the Buyer shall be entitled to all Losses that exceed the Basket. Notwithstanding any other provision in this Agreement, the maximum aggregate recovery of all Buyer Indemnified Parties or all Seller Indemnified Parties shall not exceed an amount equal to Five Million Six Hundred Thousand Dollars ($5,600,000) (the “Cap”), provided that the Basket and the Cap shall not apply to any indemnification obligations: (a) arising out of, or relating to or resulting from fraud or intentional misrepresentation or intentional misconduct, (b) relating to breach of the representations and warranties contained in Sections 2.1, 2.2, 2.4, 2.10(e) and 2.21 (the “Excepted Representations”), (c) set forth in Section 6.1(v) hereof, (d) arising out of, or relating to or resulting from any non-fulfillment of or failure to comply with any covenant set forth in this Agreement or (e) arising out of, or relating to or resulting from any Excluded Assets or Excluded Liabilities.
     Section 6.6. Exclusive Remedy. The Parties acknowledge and agree that, in the absence of fraud or intentional misconduct, the indemnification in this Article VI shall be the sole and exclusive remedies of the Parties and their Affiliates for any and all Losses or any other liabilities sustained or incurred by the Parties or their Affiliates or their successors and assigns, in connection with, this Agreement or otherwise arising out of the transactions contemplated hereby and the Parties each waive any other remedy, which they, or any other Person entitled to indemnification hereunder, may have hereunder, at law, in equity or otherwise with respect hereto.
     Section 6.7. Effect of Insurance, Taxes and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article VI shall be reduced by (a) any amounts that are recovered by the Indemnified Party or any of its Affiliates from any Third Party, (b) any insurance proceeds or other cash receipts or source of reimbursement that are received by the Indemnified Party or any of its Affiliates with respect to such Losses (each source named in clauses (a) and (b), a “Collateral Source”) and (c) an amount of any net Tax benefit, if any, available to the Indemnified Party or its Affiliates attributable to such Losses. The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its claim as may be available from any Collateral Source. In the event an Indemnifying Party indemnifies an Indemnified Party on any claim referred to in the previous sentence and the Indemnified Party is not pursuing such claim, the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such claim, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate, at the Indemnifying Party’s expense. The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates’ employees available for interviews, depositions, testimony and similar matters. If any amount to be reduced under this Section 6.7 from any payment required under the Article VI is determined after the date on which the Indemnifying Party is required pursuant to this Article VI to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article VI had such determination been made at the time of such payment. For purposes of this Article VI, the amount of the Losses relating to any item reflected as a liability in the Seller Financial Statements or incurred in the Ordinary Course of Business prior to the Closing Date shall be calculated net of the amount so reflected or incurred.
     Section 6.8. No Double Recovery. Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under both this Agreement and the Ancillary Agreements in respect of such fact, event, condition or circumstance.
     Section 6.9. Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement or any Ancillary Agreements delivered by or on behalf of the Parties hereto shall survive the Closing for a period of twelve (12) months after the Closing Date; provided however, that (a) (i) the Excepted Representations and (ii) the indemnification obligations set forth in Section 6.1(vii)(A) hereof shall survive indefinitely, and (b) all representations and warranties relating to Taxes shall survive until 90 days after expiration of all applicable statutes of limitations relating to such Taxes. The covenants and agreements of the Parties to be wholly performed prior to the Closing shall survive the Closing for a period of twelve (12) months after the Closing Date and the other covenants or agreements to be performed at or after the Closing shall survive the Closing until fully performed. No claim for breach of such representations, warranties or covenants may be brought, and no action with respect thereto may be commenced, and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave written notice to the Indemnifying Party, specifying with particularity the breach of the representation or warranty claimed, on or before the expiration of the applicable survival period, in which case the right of the Party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is resolved under the terms of this Agreement.
ARTICLE VII — GENERAL PROVISIONS
Section 7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, or the next Business Day if sent by overnight courier (providing proof of delivery), or on the same Business Day if sent via facsimile on a Business Day during normal business hours to the parties at the following addresses (or at such other address for a party as specified by like notice):
If to Buyer, to:
Velocity Technology Solutions II, Inc.
850 Third Avenue, 11th Floor
New York, NY 10022
Attn: Stephen W. Shippee, CFO
Tel: (646) 884-6603
Fax: (646) 884-6670
with a copy to:
Kenneth Koch, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Tel: (212)-935-3000
Fax: (212)-983-3115
If to Parent or any Seller, to:
NaviSite, Inc.
400 Minuteman Road
Andover, MA 01810
Attn: James W. Pluntze
Facsimile: (978) 946-7803
with a copy to:
BRL Law Group LLC
425 Boylston Street, Third Floor
Boston, MA 02116
Attn: Thomas B. Rosedale, Esq.
Facsimile: (617) 399-6930
     Section 7.2. Fees and Expenses. Except as provided otherwise herein, each of Buyer, on the one hand, and Parent and Sellers, on the other hand, shall bear its own expenses (including, without limitation, expenses of legal counsel, accountants and other advisors) in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and no such fees or expenses shall affect the Net Working Capital, as determined in accordance with Article I hereof. If either party files suit to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees (including expenses incurred to collect those expenses).

     Section 7.3. Certain Definitions. For purposes of this Agreement:
          (a) An “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934;
          (b) “Applicable Law” or “Applicable Laws” means, with respect to any Person, any and all laws (including the common law), ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered by or under the authority of any Governmental Body having jurisdiction over such Person or any of such Person’s properties or assets;
          (c) “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in the State of New York are authorized or required by law to be closed.
          (d) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          (e) “Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Parent or any Seller has not disclosed to Third Parties without a written obligation of confidentiality, which information is proprietary to the Parent or any Seller, relating to the Parent’s or any Seller’s procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like; provided, however, that the term “Confidential Information” shall not be deemed to include information which (i) becomes generally available to the public without any fault of Buyer, or (ii) becomes available to Buyer on a non-confidential basis and without any breach of an agreement of confidentiality from a source other than the Parent or any Seller, or (iii) is disclosed to a Governmental Body pursuant to Applicable Law, and is publicly available as a result of such disclosure;
          (f) “Contract” means any agreement, lease, license agreement (other than a license granted by a Governmental Body), contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a provision hereof refers;
          (g) “Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
          (h) “Effect” means any change, event, violation, inaccuracy, circumstance or effect;
          (i) “Employee Benefit Plan” means any (x) “employee benefit plan” (as such term is defined in ERISA Section 3(3)) that is covered by Title I of ERISA and is maintained or sponsored by the Parent, any Seller or any of their ERISA Affiliates, including all deferred compensation, pension, profit sharing, retirement, group or individual insurance or welfare benefit plan and (y) each employment, “change in control”, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past three years, sponsored, maintained or contributed to or required to be contributed to by the Parent, any Seller or any of their ERISA Affiliates;
          (j) “Environmental Law” means any Applicable Law or Order relating to the environment or occupational health and safety, including, without limitation, any Applicable Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including, without limitation emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern; or (vi) occupational health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.
          (k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
          (l) “ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414;
          (m) “Exercise All Rights” shall mean to exercise or practice any and all rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.
          (n) “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied;
          (o) “Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation,

exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law or Order; or (b) right under any Contract with any Governmental Body;
          (p) “Governmental Body” means any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organization or body; and/or (v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;
          (q) “Indemnification Control Person” means (i) in the event of a claim for indemnification by a Seller Indemnified Party, Buyer, and (ii) in the event of a claim for indemnification by a Buyer Indemnified Party, Parent;
          (r) “Indemnified Party” means any Person entitled to seek indemnification pursuant to Article VI;
          (s) “Indemnifying Party” means any Person against whom indemnification may be sought pursuant to Article VI;
          (t) “Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.
          (u) “Knowledge” means (i) with respect to the Buyer or any of its Subsidiaries, the actual knowledge of Thomas Bruno and Stephen Shippee, and (ii) with respect to Parent and each Seller, the actual knowledge of Arthur Becker, James W. Pluntze and Mark Clayman, after due and diligent inquiry by them;
          (v) “Material Adverse Effect” means, with respect to any Person, any change or event or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations of such Person or any of its Subsidiaries, excluding, in each case, any change, event or effect arising out of or resulting from (i) changes, events or developments in or affecting the Parent’s and each Seller’s industry in the United States or internationally, including changes in the use, adoption or non-adoption of technologies or industry standards (other than any such change, event or development that is disproportionately adverse to the Parent or any Seller relative to the effect of such conditions on other Persons operating in the managed applications services industry), (ii) changes, events or developments in financial, foreign exchange or securities markets or the economy in general in the U.S. or internationally including any disruption thereof (other than any such change, event or development that is disproportionately adverse to the Parent or any Seller relative to the effect of such conditions on other Persons operating in the managed applications services industry), (iii) any change, event or development brought about through acts of war or terrorism, insurrection, escalation of hostilities, natural disasters, acts of God or similar calamity or crisis (other than any such change, event or development that is disproportionately adverse to the Parent or any Seller relative to the effect of such conditions on other Persons operating in the managed applications services industry), (iv) the announcement, execution or delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby, (v) such Person’s performance of its obligations hereunder, (vi) any change, event, or development relating to any action taken (or any failure to take any action) by any other Party hereto, (vii) any change, event or development that has been cured prior to the Closing;
          (w) “Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.
          (x) “Order” means any judgment, award, decision, consent decree, injunction, ruling, writ, charge or other restriction of a Governmental Body that is binding on any Person or its property under Applicable Law;
          (y) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);
          (z) “Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related primarily to the Business or any Purchased Assets or Assumed Obligations;
          (aa) “Permit” or “Permits” means any and all permits, licenses, filings, authorizations, registrations, qualifications, consents, approvals, or indicia of authority (and any pending applications for approval or renewal of a Permit) issued by any Governmental Body that are required by, or issued to or on behalf of, a Person, in order for the Company or such Person to own, construct, operate, sell, inventory, disburse or maintain any of their assets or conduct all or any portion of their business;
          (bb) “Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body;
          (cc) “Proceeding(s)” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator;
          (dd) “Real Property” means land, together with all buildings, structures, improvements, and fixtures located thereon, and easements and other rights and interests appurtenant thereto;

          (ee) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
          (ff) “Seller Intellectual Property” shall mean all Intellectual Property Rights primarily related to the Business, the Purchased Assets or the Assumed Obligations and held by Parent or any Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Parent or any Seller including the Seller Registered Intellectual Property Rights;
          (gg) “Subsidiary” means, with respect to any Person, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or shall control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary;
          (hh) “Taxing Authority” means any Governmental Body responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
          (ii) “Tax” or “Taxes” means all federal, state, local, foreign or other tax of any kind whatsoever, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not;
          (jj) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Tax required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof;
          (kk) “Third Party” or “Third Parties” shall mean any Person that is not a Party to this Agreement;

          (ll) “Threatened” means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing, service or warranty disputes in the Ordinary Course of Business;
          (mm) “Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Parent or any Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto; and
          (nn) “Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.
     Section 7.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 7.5. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signature.

     Section 7.6. Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, Parent and Sellers or in the case of a waiver, the party waiving compliance. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
     Section 7.7. Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement (to the extent applicable as described in Section 4.1) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     Section 7.8. Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and permitted assigns.
     Section 7.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     Section 7.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the other party; provided that, Buyer shall be entitled to assign this Agreement upon the sale of Buyer or all or substantially all of its assets and Buyer shall be entitled to make a collateral assignment of this Agreement in favor of any lender with respect to any financing of Buyer in connection herewith. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event Buyer or Buyer’s parent company is acquired by a third party (by stock purchase, merger, asset acquisition or otherwise), then all amounts of the Holdback that have not been paid into Escrow or to Parent shall immediately upon such acquisition be paid by Buyer to Parent.

     Section 7.11. Consent to Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in federal or state court located in the Southern District of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.1 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
     Section 7.12. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Applicable Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
     Section 7.13. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by Applicable Law).
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     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLERS: NETASPX, LLC
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

NETASPX ACQUISITION, INC.
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

NETWORK COMPUTING SERVICES, INC.
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

NCS HOLDING COMPANY
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

PARENT: NAVISITE, INC.
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

BUYER: VELOCITY TECHNOLOGY SOLUTIONS II, INC.
By:	/s/ Thomas R. Bruno
	Name:	Thomas R. Bruno
	Title:	President and Chief Executive Officer

Asset Purchase Agreement Signature Page

LIST OF SCHEDULES
TO ASSET PURCHASE AGREEMENT

Schedule List	Description
Schedule 1.1(a)(i)	Transferred Personal Property
Schedule 1.1(a)(ii)	Assumed Contracts
Schedule 1.1(a)(vi)	Transferred Intellectual Property
Schedule 1.1(a)(viii)	Computer Software
Schedule 1.1(a)(ix)	Accounts Receivable
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Liens
Schedule 1.3(a)(x)	Accounts Payable
Schedule 1.3(a)(y)	Customer Credits
Schedule 1.3(c)(vii)	Legal Proceedings
Schedule 2.4	Consents
Schedule 2.5	Subsidiaries
Schedule 2.7(a)	Financial Statements
Schedule 2.7(c)	Accounts Payable
Schedule 2.7(d)	Other Assets
Schedule 2.7(e)	Accounts Receivable Aging
Schedule 2.8(a) & (b)	Events Subsequent
Schedule 2.9	Undisclosed Liabilities
Schedule 2.10(b)	Leased Real Property
Schedule 2.10(c)	Material Personal Property
Schedule 2.10(e)	Restrictions on Transfer
Schedule 2.11(a)	Intellectual Property
Schedule 2.11(b)	Trade Secrets and Confidential Information
Schedule 2.11(i)	Open Source Materials
Schedule 2.11(k)	Software Maintenance Obligations
Schedule 2.12(a) & (b)	Material Contracts
Schedule 2.15	Insurance
Schedule 2.16	Broker Relationship
Schedule 2.17	Customers and Suppliers
Schedule 2.19	Permits
Schedule 2.21(a), (b) & (c)	Taxes
Schedule 2.22	Environmental
Schedule 2.23	Assumed Customer Contracts
Schedule 4.3	Press Release
Schedule 4.8(d)	Non-Transferable Assets
Schedule 5.1(a)(ii)	Necessary Consents